EXHIBIT 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329-8347

For immediate release:

ALLOY REPORTS THIRD QUARTER FISCAL 2009 RESULTS

•	Revenue of $60.8 million versus $69.9 million in the prior year quarter

•	Adjusted EBITDA of $7.7 million versus $11.9 million in the prior year quarter

•	Updated Fiscal 2009 Full Year Financial Guidance:

•	Revenue of $198.0 - $203.0 Million

•	Adjusted EBITDA of $11.0 - $12.0 Million

New York, NY – December 2, 2009—Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its third fiscal quarter ended October 31, 2009.

Consolidated Results for the Three Months Ended October 31, 2009

Revenue for the third quarter of the fiscal year ending January 31, 2010 (“fiscal 2009”) decreased $9.1 million, or 13%, to $60.8 million, from $69.9 million in the third quarter of the fiscal year ended January 31, 2009 (“fiscal 2008”). Revenue decreased in each of the Company’s reporting segments.

Adjusted EBITDA is defined by the Company as operating income (loss) plus depreciation and amortization and non-cash stock-based compensation. Adjusted EBITDA for the third quarter of fiscal 2009 decreased $4.2 million, or 35%, to $7.7 million, from $11.9 million in the third quarter of fiscal 2008. Adjusted EBITDA decreased in each of the Company’s reporting segments.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer, stated, “Our overall third quarter results are in line with the expectations that we communicated in September. While we believe that our Media segment will report increased Adjusted EBITDA of 10% to 15% for the full year fiscal 2009, we are updating our full year guidance. This is largely due to a projected decrease in revenue in the Placement and Promotion segments and increased employee benefit expense in the Corporate segment. We continue to maintain a strong financial position with $30.0 million in cash and no debt.”

Free cash flow is defined by the Company as net cash used in or provided by operating activities, plus changes in operating assets and liabilities, minus capital expenditures. Free cash flow for the third quarter of fiscal 2009 was $7.4 million, or $0.60 per diluted share, as compared to $10.7 million, or $0.78 per diluted share, in the third quarter of fiscal 2008, primarily due to lower profitability partially offset by lower capital expenditures.

Operating income for the third quarter of fiscal 2009 decreased $5.6 million, or 61%, to $3.6 million, from $9.2 million for the third quarter of fiscal 2008, primarily due to lower Adjusted EBITDA and increased depreciation, amortization and stock compensation expenses.

Interest expense and other for the third quarter of fiscal 2009 decreased $0.1 million to $0, from $0.1 million in the third quarter of fiscal 2008. Interest income for the third quarter of fiscal 2009 decreased $0.1 million, to $0, from $0.1 million in the third quarter of fiscal 2008, primarily due to lower yields on the Company’s cash balances.

Income tax benefit for the third quarter of fiscal 2009 was $0.4 million, an increase of $0.7 million, as compared to income tax expense of $0.3 million in the third quarter of fiscal 2008. The increase was primarily due to the expiration of certain state and local tax statutes, which resulted in a tax benefit of $0.6 million. This benefit was offset by income tax expense of $0.2 million.

Net income decreased $5.1 million, to $4.0 million, or $0.31 per diluted share, in the third quarter of fiscal 2009, from $9.1 million, or $0.65 per diluted share, in the third quarter of fiscal 2008.

Consolidated Results for the Nine Months Ended October 31, 2009

Revenue for the first nine months of fiscal 2009 decreased $15.2 million, or 9%, to $158.0 million, from $173.2 million for the first nine months of fiscal 2008. Revenue declined in the Promotion and Placement segments partially offset by an increase in the Media segment.

Adjusted EBITDA, for the first nine months of fiscal 2009, decreased $1.9 million, or 13%, to $12.5 million, from $14.4 million for the first nine months of fiscal 2008. Adjusted EBITDA decreased in the Company’s Promotion, Placement and Corporate segments partially offset by increased Adjusted EBITDA in the Media segment.

Free cash flow for the first nine months of fiscal 2009 was $10.3 million, or $0.85 per diluted share, compared with $7.8 million, or $0.57 per diluted share, for the first nine months of fiscal 2008. The increase in free cash flow was primarily due to improved accounts receivable collections and lower capital expenditures, offset by lower profitability and payment of accrued expenses.

Operating income, for the first nine months of fiscal 2009, decreased $3.6 million, or 54%, to $3.1 million, from $6.7 million for the first nine months of fiscal 2008. The decrease was primarily due to lower Adjusted EBITDA and increased depreciation, amortization and stock compensation expenses.

Interest expense and other for the first nine months of fiscal 2009 decreased $0.2 million to $0, from $0.2 million in the first nine months of fiscal 2008. In fiscal 2008, the Company’s recognized interest expense related to borrowing under its credit facility. As of October 31, 2009, the Company had no outstanding debt. Interest income for the first nine months of fiscal 2009 decreased $0.3 million, to $0, from $0.3 million in the first nine months of fiscal 2008, due to lower yields on the Company’s cash balances.

Income tax benefit for the first nine months of fiscal 2009 was $0.1 million, a decrease of $0.8 million, as compared to income tax expense of $0.7 million in the first nine months of fiscal 2008. The increase was primarily due to the expiration of certain state and local tax statutes, which resulted in a tax benefit of $0.6 million. This benefit was offset by income tax expense of $0.5 million.

Net income decreased $2.9 million, to $3.2 million, or $0.25 per diluted share, in the first nine months of fiscal 2009, from $6.1 million, or $0.43 per diluted share, in the first nine months of fiscal 2008.

Stock Repurchase Program

During the third quarter of fiscal 2009, the Company spent $0.7 million repurchasing approximately 100,000 shares of its common stock in the open market. As of market close on November 30, 2009, the Company had approximately $1.7 million remaining authorized for repurchases. The Company will continue to monitor market conditions and may repurchase shares from time to time in the open market at prevailing market prices as well as entertain offers received from third parties to effect privately negotiated repurchase transactions.

Full Year Fiscal 2009 Outlook

The Company is updating its full year fiscal 2009 guidance. Revenue is projected to be in the range of $198.0 to $203.0 million and Adjusted EBITDA is projected to be in the range of $11.0 to $12.0 million.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended October 31, 2009 and 2008, respectively:

	Three Months Ended October 31,		Change
(In thousands)	2009	2008	$	%
Revenue
Promotion	$22,865	$26,139	(3,274)	(13)%
Media	24,580	25,032	(452)	(2)
Placement	13,349	18,736	(5,387)	(29)

Total Revenue	$60,794	$69,907	(9,113)	(13)%

Adjusted EBITDA
Promotion	$2,341	$4,051	(1,710)	(42)%
Media	6,666	7,078	(412)	(6)
Placement	1,095	2,761	(1,666)	(60)
Corporate	(2,441)	(2,040)	(401)	(20)

Total Adjusted EBITDA	$7,661	$11,850	(4,189)	(35)%

Operating Income (Loss)
Promotion	$1,917	$3,669	(1,752)	(48)%
Media	4,986	5,569	(583)	(10)
Placement	1,047	2,701	(1,654)	(61)
Corporate	(4,355)	(2,706)	(1,649)	(61)

Total Operating Income	$3,595	$9,233	(5,638)	(61)%

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Promotion segment revenue for the three months ended October 31, 2009 was $22.9 million, a decrease of $3.2 million, or 13%, from $26.1 million for the three months ended October 31, 2008. This decrease was primarily due to a decrease in revenue in the Company’s sampling and on-campus marketing businesses, which was partially offset by an increase in the Company’s AMP Agency business. Adjusted EBITDA was $2.3 million, a decrease of $1.7 million, or 42%, from $4.0 million, which is primarily due to the overall decrease in revenue. Operating income was $1.9 million, a decrease of $1.8 million, or 48%, from $3.7 million, primarily due to lower Adjusted EBITDA.

Media segment revenue for the three months ended October 31, 2009 was $24.6 million, a decrease of $0.4 million, or 2%, from $25.0 million for the three months ended October 31, 2008. This decrease was primarily due to a decrease in revenue in the Company’s Channel One and education businesses, which was partially offset by an increase in the Company’s interactive, display board and entertainment businesses. Adjusted EBITDA was $6.7 million, a decrease of $0.4 million, from $7.1 million, due to decreased profitability in the Company’s Channel One business offset by increases in profitability in the display board and entertainment businesses. Operating income was $5.0 million, a decrease of $0.6 million, from $5.6 million, primarily driven by lower Adjusted EBITDA.

Placement segment revenue for the three months ended October 31, 2009 was $13.3 million, a decrease of $5.4 million, or 29%, from $18.7 million for the three months ended October 31, 2008. Revenue decreased primarily due to a decrease in college and multicultural newspaper advertising, partially offset by an increase in targeted military advertising. Adjusted EBITDA was $1.1 million, a decrease of $1.7 million, from $2.8 million, primarily due to lower revenue partially offset by lower bad debt expense. Operating income was $1.0 million, a decrease of $1.7 million, or 61%, from $2.7 million, primarily due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA decreased $0.4 million, or 20%, to $(2.4) million for the three months ended October 31, 2009, from $(2.0) million for the three months ended October 31, 2008, primarily due to higher employee benefits expense partially offset by lower professional fees. Operating loss increased 61%, primarily due to lower Adjusted EBITDA, and higher stock compensation expense as a result of equity awards granted to executive officers.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the nine-month periods ended October 31, 2009 and 2008:

	Nine Months Ended October 31,		Change
	2009	2008	$	%
(In thousands)
Revenue
Promotion	$65,086	$69,624	$(4,538)	(7)%
Media	63,209	62,185	1,024	2
Placement	29,699	41,343	(11,644)	(28)

Total Revenue	$157,994	$173,152	$(15,158)	(9)%

Adjusted EBITDA
Promotion	$6,383	$7,835	$(1,452)	(19)%
Media	12,932	9,145	3,787	41
Placement	1,434	3,950	(2,516)	(64)
Corporate	(8,227)	(6,527)	(1,700)	(26)

Total Adjusted EBITDA	$12,522	$14,403	$(1,881)	(13)%

Operating Income (Loss)
Promotion	$5,274	$6,696	$(1,422)	(21)%
Media	7,987	4,581	3,406	74
Placement	1,294	3,783	(2,489)	(66)
Corporate	(11,484)	(8,396)	(3,088)	(37)

Total Operating Income	$3,071	$6,664	$(3,593)	(54)%

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Promotion segment revenue for the first nine months of fiscal 2009 was $65.1 million, a decrease of $4.5 million, or 7%, from $69.6 million for the first nine months of fiscal 2008. This decrease was primarily due to decreased revenue in the Company’s sampling and on-campus marketing businesses, which was partially offset by an increase in the Company’s AMP Agency business. Adjusted EBITDA was $6.4 million, a decrease of $1.4 million, or 19%, from $7.8 million, primarily due to lower revenues and higher production and postage expenses. Operating income was $5.3 million, a decrease of $1.4 million, or 21%, from $6.7 million, primarily as a result of the decrease in Adjusted EBITDA, partially offset by lower stock compensation expense.

Media segment revenue for the first nine months of fiscal 2009 was $63.2 million, an increase of $1.0 million, or 2%, from $62.2 million for the first nine months of fiscal 2009. This increase was primarily due to increased revenue in the Company’s interactive, display board and entertainment businesses, which were offset by decreases in the Company’s education business. Adjusted EBITDA was $12.9 million, an increase of $3.8 million, from $9.1 million primarily due to increased profitability in the Company’s display board, entertainment and Channel One businesses, partially offset by decreased profitability in the Company’s education businesses. Operating income was $8.0 million, an increase of $3.4 million, or 74%, from $4.6 million, driven by higher Adjusted EBITDA and lower stock compensation expense, partially offset by higher depreciation and amortization.

Placement segment revenue for the first nine months of fiscal 2009 was $29.7 million, a decrease of $11.6 million, or 28%, from $41.3 million for the first nine months of fiscal 2008, primarily due to lower college and multicultural sales. Adjusted EBITDA was $1.4 million, a decrease of $2.5 million, or 64%, from $3.9 million, primarily due to lower revenue. Operating income was $1.3 million, a decrease of $2.5 million, or 66%, from $3.8 million, due to lower Adjusted EBITDA.

Corporate Adjusted EBITDA decreased 26% to $(8.2) million for the first nine months of fiscal 2009 from $(6.5) million for the first nine months of fiscal 2008, primarily due to higher employee benefits expense. Operating loss increased 37% to $11.5 million, from $8.4 million, primarily driven by a decrease in Adjusted EBITDA and higher stock compensation expense as a result of equity awards granted to executive officers.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K/A for the year ended January 31, 2009 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three and nine-month periods ended October 31, 2009 and 2008 respectively. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense, income taxes, depreciation and amortization, and stock-based compensation.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008
Net income	$4.0	$9.1	$3.2	$6.1
Plus (minus)
Income taxes	(0.4)	0.3	(0.1)	0.7
Interest income	—	(0.1)	—	(0.3)
Interest expense and other	—	(0.1)	—	0.2
Operating income	$3.6	$9.2	$3.1	$6.7
Plus
Depreciation and amortization	1.9	1.6	5.4	4.7
Stock based compensation	2.2	1.1	4.0	3.0

Adjusted EBITDA	$7.7	$11.9	$12.5	$14.4

	Three Months Ended October 31, 2009 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$1.9	$0.3	$0.1	$2.3
Media	5.0	1.3	0.4	6.7
Placement	1.1	—	—	1.1
Corporate	(4.4)	0.3	1.7	(2.4)

Total	$3.6	$1.9	$2.2	$7.7

	Three Months Ended October 31, 2008 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$3.7	$0.2	$0.2	$4.0
Media	5.6	1.1	0.4	7.1
Placement	2.7	—	0.1	2.8
Corporate	(2.7)	0.3	0.4	(2.0)

Total	$9.2	$1.6	$1.1	$11.9

(1) Numbers may differ from Consolidated and Segment results due to rounding.

	Nine Months Ended October 31, 2009 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$5.3	$0.7	$0.4	$6.4
Media	8.0	4.0	0.9	12.9
Placement	1.3	—	0.1	1.4
Corporate	(11.5)	0.7	2.6	(8.2)

Total	$3.1	$5.4	$4.0	$12.5

	Nine Months Ended October 31, 2008 (1)
	Operating Income (loss)	Depreciation and Amortization	Stock-based Compensation	Adjusted EBITDA
Promotion	$6.7	$0.7	$0.5	$7.8
Media	4.6	3.3	1.2	9.1
Placement	3.8	—	0.1	4.0
Corporate	(8.4)	0.7	1.2	(6.5)

Total	$6.7	$4.7	$3.0	$14.4

(1)	Numbers may differ from Consolidated and Segment results due to rounding.

B. Free Cash Flow

Free cash flow is defined by the Company as net cash used or provided by operating activities plus changes in operating assets and liabilities minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective on the Company’s cash available to service debt and the Company’s ability to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008
(In millions, except per share amounts)
Net cash provided by (used in) operating activities	$(0.3)	$2.9	$6.1	$14.8
Plus (minus)
Changes in operating assets and liabilities	8.4	9.0	7.1	(0.5)
Capital expenditures	(0.7)	(1.1)	(2.9)	(6.4)

Free Cash Flow	$7.4	$10.7	$10.3	$7.8

Weighted average shares outstanding—Diluted (1)	12.3	13.7	12.1	13.8

Free Cash Flow per Share	$0.60	$0.78	$0.85	$0.57

(1)	Diluted weighted average shares are computed using the treasury stock method for each of the periods presented.

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	October 31, 2009	January 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,998	$32,116
Accounts receivable, net of allowance for doubtful accounts of $906 and $1,757, respectively	30,066	29,693
Unbilled accounts receivable	9,172	6,341
Inventory	3,838	3,163
Other current assets	4,798	5,122

Total current assets	77,872	76,435
Fixed assets, net	22,558	23,180
Goodwill	50,931	50,335
Intangible assets, net	8,417	9,065
Other assets	1,593	1,704

Total assets	$161,371	$160,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,744	$14,255
Deferred revenue	13,828	15,822
Accrued expenses and other current liabilities	16,737	17,682

Total current liabilities	45,309	47,759
Other long-term liabilities	3,418	2,493

Total liabilities	48,727	50,252

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 16,594 and 15,582, respectively	165	155
Additional paid-in capital	453,635	449,602
Accumulated deficit	(313,457)	(316,663)

	140,343	133,094
Less treasury stock, at cost: 3,599 and 2,699 shares, respectively	(27,699)	(22,627)

Total stockholders’ equity	112,644	110,467

Total liabilities and stockholders’ equity	$161,371	$160,719

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Services revenue	$51,525	$59,434	$126,944	$138,530
Product revenue	9,269	10,473	31,050	34,622

Total revenue	$60,794	$69,907	$157,994	$173,152

Cost of Goods Sold:
Costs of goods sold—services	$25,894	$28,751	$58,447	$68,038
Costs of goods sold—product	2,902	2,973	9,455	10,315

Total costs of goods sold	$28,796	$31,724	$67,902	$78,353

Expenses:
Operating	20,993	22,994	65,612	69,800
General and administrative	5,554	4,335	15,999	13,666
Depreciation and amortization**	1,856	1,621	5,410	4,669

Total expenses	28,403	28,950	87,021	88,135

Operating income	3,595	9,233	3,071	6,664

Interest expense and other	(2)	89	(20)	(154)
Interest income	8	83	25	282

Income before income taxes	3,601	9,405	3,076	6,792
Income taxes	374	(305)	130	(686)
Net income	$3,975	$9,100	$3,206	$6,106

Net earnings per share—Common Shares:
Basic	$0.31	$0.65	$0.25	$0.43

Diluted	$0.31	$0.65	$0.25	$0.43

**	Includes amortization of intangibles of $738 and $513 for the three month period ended October 31, 2009 and 2008, respectively. Includes amortization of intangibles of $2,098 and $1,491 for the nine month period ended October 31, 2009 and 2008, respectively.

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Nine Months Ended October 31,
	2009	2008
	(Unaudited)
Cash Flows from Operating Activities
Net income	$3,206	$6,106
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of operating assets	297	—
Depreciation and amortization of fixed assets	3,312	3,178
Amortization of intangible assets	2,098	1,491
Provision for losses on accounts receivable	230	374
Compensation charge for restricted stock and issuance of options	4,043	3,085
Changes in operating assets and liabilities:
Accounts receivable	(2,755)	(4,354)
Inventory and other assets	(240)	760
Accounts payable, accrued expenses, and other	(4,117)	4,112

Net cash provided by operating activities	6,074	14,752

Cash Flows from Investing Activities
Capital expenditures	(2,877)	(6,432)
Acquisitions, net of cash acquired	275	2,619
Proceeds from the sales and maturity of marketable securities	—	7,705
Purchase of domain name / mailing list / marketing rights	(654)	(1,236)
Net proceeds on sale of operating assets	136	—

Net cash provided by (used in) investing activities	(3,120)	2,656

Cash Flows from Financing Activities
Repurchase of common stock	(5,072)	(3,360)
Debt conversion	—	(1,255)
Payment of bank loan payable	—	(4,000)

Net cash used in financing activities	(5,072)	(8,615)

Net change in cash and cash equivalents	(2,118)	8,793

Cash and cash equivalents:

Beginning of period	$32,116	$12,270

End of period	$29,998	$21,063